 Exhibit 10.8

Confidential Treatment Requested:

Confidential portions of this document have been redacted and have been filed separately with the Commission.

Professional Services Agreement
(Time and Materials)
Contract No.  VIRNETX-05-001

This Agreement, effective August 12, 2005, is between VirnetX Inc. (“Customer”), a Delaware: corporation, having an office at 157 Provincetown Ct., Aptos, California 95003 and Science Applications International Corporation (“SAIC”), a Delaware corporation, having an office at 10260 Campus Point Drive, San Diego, California 92121.

I.

DESCRIPTION OF PROFESSIONAL SERVICES

SAIC shall provide to Customer the Professional Services (“Services”) described in Exhibit A.  The Services shall be provided subject to the Terms and Conditions, which follow.

II.

CUSTOMER AND SAIC ADMINISTRATIVE CONTACTS

Kendall Larsen	Sean M. Goodwin
President	Contracts Manager
VirnetX Inc.	Science Applications International Corporation
157 Provincetown Ct.	1710 SAIC Drive
MS T1-11-3
Aptos, California 95003	McLean, VA 22102
Tel. No. 831-685-0117	Tel. No. 703-676-8015
Fax No. 831-685-0117	Fax No. 703-676-8320

In consideration of the mutual obligations assumed under this Agreement, SAIC and Customer agree to the Terms and Conditions attached hereto and incorporated by reference and represent that this Agreement is executed by duly authorized representatives as of the dates below.

AGREED BY:
VirnetX Inc.	SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
By: /s/ Kendall S. Larsen	By: /s/ Sean M. Goodwin
Name: Kendall S. Larsen	Name: Sean M. Goodwin
Title: President	Title: Contracts Manager
Date: 12 August 2005	Date: 12 August 2005

Rev.  2002-07-09

TERMS AND CONDITIONS

1.

Services

SAIC will perform the services (“Services”) and deliver the deliverables (“Deliverables”) described in the Statement of Work, set forth in Exhibit A.

2.

Place of Performance

Unless otherwise provided in this Agreement, SAIC may perform the Services in whole or in part at SAIC’s place of business, Customer’s place of business, and/or such other locations as SAIC may select.

3.

Effective Date; Term

This Agreement shall be effective as of the date first above written (the “Effective Date”), and shall continue in full force and effect until the Services have been completed, the Estimated Price (as defined in section 4) has been reached, or the Agreement has been terminated in accordance with Section 9 hereof.

4.

Payment Terms

(a)

Customer will pay SAIC on a “time and materials” basis for labor expended and costs and expenses incurred, as hereinafter described.  SAIC will use good faith efforts to complete the Services and deliver the Deliverables within the estimated price (“Estimated Price”) set forth in Exhibit B, but does not guarantee that the Services can be completed or the Deliverables can be delivered within the Estimated Price.

(b)

Customer shall pay to SAIC for labor expended in performing the Services an amount computed by multiplying the applicable hourly billing rate set forth in Exhibit B by the number of hours worked.  Fractional parts of an hour shall be payable on a prorated basis.

(c)

In addition to paying for labor expended, Customer shall reimburse SAIC for the cost of all goods and materials purchased exclusively for use in performing the Services or which are incorporated into any Deliverable, as well as for all reasonable travel expenses and miscellaneous out-of-pocket expenses incurred in performing the Services.  Such costs and expenses shall be subject to the administrative and overhead charge provided in Exhibit B.

(d)

Customer shall have no obligation to pay SAIC more than the Estimated Price.  SAIC shall have no obligation to provide labor or incur costs or expenses having a combined value more than the Estimated Price, even if the Services have not been completed or the Deliverables delivered, or the results desired by Customer have not been achieved.  The parties may, by mutual written agreement, increase the Estimated Price.

(e)

Customer shall make payment to SAIC according to the schedule and provisions of Exhibit B.  SAIC shall have a lien upon and may retain or repossess any and all Deliverables if Customer does not make payment in full to SAIC.

(f)

Invoiced amounts are immediately due and payable by either electronic funds transfer (EFT) or by mail to the following location(s):

Electronic Funds Transfer	By Check
Science Applications International Corporation Citibank, N.A. 399 Park Avenue New York, New York 10043 Account No. 30547584 ABA No. 021000089 Reference: VIRNETX-05-001	Science Applications International Corporation P.O. Box 223058 Pittsburgh, PA 15251-2058 Reference: VIRNETX-05-001

(g)

If Customer’ s action or inaction results in non-receipt of payment by SAIC for the total amount of an invoice within thirty (30) days of such invoice, interest compounded at the rate of one percent (1%) per month shall be charged on all amounts unpaid and outstanding.  If Customer’s action or inaction results in non-receipt of payment by SAIC, SAIC shall have the right, exercisable in SAIC’s sole discretion, in addition to its other rights and remedies, to cease further performance of the Services hereunder.

(h)

Bill To Address.  The invoice will be mailed to:

Address	157 Provincetown Ct. Aptos, CA 95003
Attn:	Kendall Larsen
Phone:	831-685-0117
Fax:	831-685-0117

5.

Resources to be Provided by Customer

(a)

Customer shall provide, maintain and make available to SAIC, at Customer’s expense and in a timely manner, the resources described in this Section 5 and such other additional resources, as SAIC may from time to time reasonably request in connection with SAIC’s performance of the Services.  Delays in the provision of these resources may result in delays and/or additional cost in performing the Services or Delivering the Deliverables.

(b)

Customer will designate and make available to SAIC qualified Customer personnel or representatives who will consult with SAIC on a regular basis in connection with the Services.  Customer will furnish such documentation or other information as is reasonably necessary to perform the Services.

(c)

Customer shall furnish access to Customer’s premises, and appropriate workspace for any SAIC personnel working at Customer’s premises, as necessary for performance of those portions of the Services to be performed at Customer’s premises.

(d)

Customer shall provide SAIC with two (2) Software Development Kits (SDKs) for Unified Communication.  Unified Communication consists of instant messaging (IM), voice over internet protocol (VoIP), and streaming realtime video (SRV).  The SDKs may be in the form of source code or object code and will have modules which are instrumental in initiating connections.  The Customer shall also provide Application Programming Interface (API) definitions and documentation that will allow integration of Session Initiation Protocol (SIP).  Customer will provide an SDK for the proxy server which will define the initiation of the connection sessions over the Internet by Session Initiation Protocol (SIP).  These packages must be received by SAIC prior to SAIC performing under this Agreement.

6.

Confidentiality

The Parties have executed a Non-Disclosure Agreement, in form and content of Exhibit C attached hereto.  The Non-Disclosure Agreement is independent of this Agreement, and shall survive termination of this Agreement.  Nothing in this Agreement or in the Non-Disclosure Agreement referred to in this section shall be deemed to restrict or prohibit SAIC from providing to others services and deliverables the same as or similar to the Services and Deliverables.  In providing any such similar services or deliverables to any third party, SAIC shall keep confidential any Customer confidential, proprietary or trade secret information which is subject to the Non-Disclosure Agreement executed pursuant to this section, in accordance with the requirements of such agreement.

7.

Intellectual Property

(a)

Customer and SAIC shall each retain ownership of, and all right, title and interest in and to, their respective, pre-existing Intellectual Property, and no license therein, whether express or implied, is granted by this Agreement or as a result of the Services performed hereunder.  To the extent the parties wish to grant to the other rights or interests in pre-existing Intellectual Property, separate license agreements on mutually acceptable terms will be executed.  Each party grants to the other a royalty-free, paid-up, worldwide, perpetual, nonexclusive license to use, copy, modify, improve, make, have made, make derivative works, and sublicense any preexisting copyrights and trade secrets incorporated into the Ordered IP.

(b)

All Intellectual Property developed by SAIC pursuant to this Agreement (“Ordered IP’) shall be jointly owned by Customer and SAIC.  Each party agrees to assign, and hereby does assign, to the other an undivided, one-half ownership interest in and to such Ordered IP.  Except as set out in this Agreement or a separate written agreement between the parties, neither party shall be obligated to pay the other any royalties or other consideration, nor account to the other for any royalties or other consideration it may receive, for any licenses, assignment, sale, lease, or other distribution of the Ordered IP or any derivatives or improvements to such Ordered IP.  To enable the other to have such joint ownership rights, each party agrees that it shall execute and deliver such instruments and take such action as may be reasonably requested by the other to perfect or protect the other’s right in Ordered IP and to carry out the assignments contemplated in this Section, and shall assist the other and its nominees to secure, maintain, protect and defend for the other’s benefit all such rights in the Ordered W in any and all countries.

(c)

With respect to Ordered IP for which a patent application is filed or a patent is issued which comes within the scope of the SAIC Patent Rights claims licensed or assigned as set out in the Patent License and Assignment Agreement entered into by the parties and dated 12 August 2005 (the “Patent Agreement”), SAIC hereby grants and agrees to grant to Customer, only under the claims in such new patent applications or patents which fall within the scope of the SAIC Patent Rights claims, the sole and exclusive, worldwide right and license solely in the Field of Use to make, have made, import, use, offer for sale and sell products and services under such claims and make improvements under such claims and to sublicense subject to the limitations set out in Section 12.2 of the Patent Agreement.  The license grant set out in this Section 7(c) shall automatically become non-exclusive if Customer has not paid SAIC, within thirty six (36) months of Project Completion, a cumulative amount under the Patent Agreement equal to at least two million dollars ($2,000,000).  This license grant is subject to the terms and conditions of both this Agreement and the Patent Agreement, including without limitation Customer’s obligations to pay the amounts set out in Section 7 of the Patent Agreement and SAIC’s ability to terminate the license set out in Section 10 of the Patent Agreement.  For purposes of this Section (c): (i) “SAIC Patent Rights” shall have the meaning set out in Section 1.29 of the Patent Agreement; (ii) “Field of Use” shall have the meaning set out in Section 1.8 of the Patent Agreement; and (iii) “Project Completion” shall have the meaning set out in Section 1.21 of the Agreement.

(d)

Each party shall promptly notify the other if it becomes aware of any infringement or misappropriation by any party of any Ordered IP.

(e)

Customer shall have the first right, but not the obligation, to prepare, file and prosecute, at its expense, patent, copyright and trademark applications, and all other applications for foreign letters patent for all intellectual property included in the Ordered IP.  If Customer elects (either on its own initiative or thirty (30) days after SAIC’s request) not to prosecute any such applications, then Customer shall provide SAIC timely notice of Customer’s election, and after thirty (30) days receipt by Customer of a notice from SAIC indicating that SAIC wishes to prosecute such application(s), then SAIC shall have the right to file and prosecute such application(s) at its own expense.  In connection with any such applications, each party shall, at no expense to the other, upon the request of the party prosecuting the same, execute and deliver to the other party such documents and provide such other reasonable assistance as the party prosecuting the same deems necessary or advisable in order to cause said patents to be issued.  All such applications shall be in the name of both Customer and SAIC.

(f)

Customer shall have the first right, but not the obligation, to bring, prosecute and settle infringement claims with respect to the Ordered IP.  If Customer elects not to bring or prosecute such claims, the Customer shall provide SAIC timely notice of Customer’s election and, after thirty (30) days after receipt by Customer of a notice from SAIC indicating that SAIC wishes to bring or prosecute such claims, the Customer shall provide SAIC timely notice of Customer’s election, and then SAIC shall have the right to bring, prosecute and settle such claims, at its own expense.  Any party that exercises this right will keep the other reasonably and promptly informed concerning the material developments regarding such action and, to the extent practical or necessary, shall request the cooperation or participation of the other in such action.  Each party shall reasonably and promptly cooperate with any such request.  Each party shall take all steps necessary and appropriate to maintain attorney-Customer and work-product privileges regarding any information relating to such action, and to maintain the confidentiality of any trade secrets or confidential information owned or identified by either party that may be subject to discovery or disclosure in such action, including but not limited to obtaining and observing an appropriate protective order.

(g)

Customer shall have the first right to defend infringement claims arising out of or related to the Ordered IP.  In the event that Customer elects not to defend such claim (either on its own initiative or thirty (30) days after SAIC’s request), SAIC will have the right to defend such claim.  Neither party shall settle or otherwise resolve or dispose of such action or proceeding in any manner that affects the validity, enforceability or operativeness of any patents for the Ordered IP, or imposes any obligation on the other, without the express consent of the other.  Each party will keep the other reasonably and promptly informed concerning the material developments regarding such action and, to the extent practical or necessary, shall request the cooperation or participation of the other in such action.

(h)

For sake of clarity and not by way of limitation, SAIC shall retain an unrestricted right to use any Intellectual Property acquired, created or developed during the performance of this Agreement, on behalf of itself and its future Customers.  SAIC may perform the same or similar services for others, provided that any Customer confidential, proprietary or trade secret information is treated in accordance with any Non-Disclosure Agreement executed pursuant to Section 6 of this Agreement.

(i)

As used herein, “Intellectual Property” shall mean inventions (whether or not patentable), works of authorship, trade secrets, techniques, know-how, ideas, concepts, algorithms, and other intellectual property.

8.

Taxes

(a)

Customer shall pay any and all sales, use, value added, excise, import, privilege, or similar taxes, levies or payments in lieu thereof, including interest and penalties thereon, arising out of or in connection with the performance of this Agreement (other than those levied on SAIC’s income), imposed by any authority, government or governmental agency, and shall comply with all applicable treaties, laws, rules or regulations relating thereto.

(b)

In the event a taxing authority conducts an audit of this Agreement and determines that an additional tax should have been imposed on the Services or Deliverables provided by SAIC to Customer (other than those taxes levied on SAIC’s income), Customer shall reimburse SAIC for any such additional tax, including interest and penalties thereon.  Similarly, if a taxing authority determines that a refund of tax is due as it relates to the Services or Deliverables provided by SAIC to Customer (except those taxes relating to SAIC’s income), SAIC shall reimburse Customer such refund, including any interest paid thereon by the taxing authority.

9.

Termination

Either party may terminate this Agreement for any reason upon 30 days written notice to the other party.  Termination will not affect payment obligations incurred under this Agreement for Services performed and reimbursable costs and expenses incurred prior to the effective date of termination, including without limitation commitments to purchase products or services from third parties, which were entered into by SAIC in the course of performance hereunder prior to the effective date of termination.  Such reimbursable costs may include, but are not limited to, cancellation fees, minimum consulting or material fees, and non-refundable charges or fees for third party products or services.

10.

Limited Warranty

(a)

SAIC warrants that the Services provided under this Agreement shall be performed with that degree of skill and judgment normally exercised by recognized professional firms performing services of the same or substantially similar nature.  In the event of any breach of the foregoing warranty, provided Customer has delivered to SAIC timely notice of such breach as hereinafter required, SAIC shall, at its own expense, in its discretion either: (1) re-perform the non-conforming Services and correct the non-conforming Deliverables to conform to this standard; or (2) refund to Customer that portion of the amounts received by SAIC attributable to the non-conforming Services and/or Deliverables.  No warranty claim shall be effective unless Customer has delivered to SAIC written notice specifying in detail the non-conformities within 90 days after performance of the non-conforming Services or tender of the non-conforming Deliverables.  The remedy set forth in this Section 10(a) is the sole and exclusive remedy for breach of the foregoing warranty.

(b)

SAIC SPECIFICALLY DISCLAIMS ANY OTHER EXPRESS OR IMPLIED STANDARDS, GUARANTEES, OR WARRANTlES, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, AND ANY WARRANTIES THAT MAY BE ALLEGED TO ARISE AS A RESULT OF CUSTOM OR USAGE, ANY WARRANTY OF ERROR-FREE PERFORMANCE, OR ANY WARRANTY OF THIRD PARTY PRODUCTS, OR FUNCTIONALITY

OF THE CUSTOMER’S HARDWARE, SOFTWARE, FIRMWARE, OR COMPUTER SYSTEMS.

(c)

Customer represents and warrants to SAIC that Customer has the right to use and furnish to SAIC for SAIC’s use in connection with this Agreement, any information, specifications, data or Intellectual Property that Customer has provided or will provide to SAIC in order for SAIC to perform the Services and to create the Deliverables identified in Exhibit A.

11.

Limitation of Liability

(a)

SAIC’s total liability to Customer for any and all liabilities, claims or damages arising out of or relating to this Agreement, howsoever caused and regardless of the legal theory asserted, including breach of contract or warranty, tort, strict liability, statutory liability or otherwise, shall not, in the aggregate, exceed the amount actually paid to SAIC under this Agreement, or under the specific task order at issue, whichever is less.

(b)

In no event shall either SAIC or Customer be liable to the other for any punitive, exemplary, special, indirect, incidental or consequential damages (including, but not limited to, lost profits, lost business opportunities, loss of use or equipment down time, and loss of or corruption to data) arising out of or relating to this Agreement, regardless of the legal theory under which such damages are sought, and even if the parties have been advised of the possibility of such damages or loss.

12.

Non-Waiver of Rights

The failure of either party to insist upon performance of any provision of this Agreement, or to exercise any right, remedy or option provided herein, shall not be construed as a waiver of the right to assert any of the same at any time thereafter.

13.

Rights and Remedies Not Exclusive

Unless otherwise expressly provided herein, no right or remedy of a party expressed herein shall be deemed exclusive, but shall be cumulative with, and not in substitution for, any other right or remedy of that party.

14.

Severability

If any covenant, condition, term, or provision contained in this Agreement is held or finally determined to be invalid, illegal, or unenforceable in any respect, in whole or in part, such covenant, condition, term, or provision shall be severed from this Agreement, and the remaining covenants, conditions, terms and provisions contained herein shall continue in force and effect, and shall in no way be affected, prejudiced or disturbed thereby.

15.

Conflicting Provisions

This Agreement and all of the exhibits, schedules, and documents attached hereto are intended to be read and construed in harmony with each other, but in the event any provision in any attachment conflicts with any provision of this Agreement, then this Agreement shall be deemed to control, and such conflicting provision to the extent it conflicts shall be deemed removed and replaced with the governing provision herein.

16.

Assignment

Neither party may sell, assign, transfer, or otherwise convey any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party, which shall not be unreasonably withheld or delayed, which consent shall be contingent upon the party and the potential assignee providing the other party with all commercially reasonable information necessary for such party to make a fully informed consent.  Any such assignment or transfer without the other party’s prior written consent shall be null and void.  Notwithstanding the foregoing, (i) SAIC may without violation of this paragraph engage the services of independent contractors to assist in the performance of its duties hereunder; and (ii) Customer shall have the right to assign or otherwise transfer or convey any of its rights or delegate any of its duties under this Agreement in whole or in party to any Subsidiary, without the written consent of SAIC; however, in this event, Customer shall remain subject to the obligations and other terms and conditions of this Agreement and guarantee the obligations of the Subsidiary under this Agreement (including without limitation, Customer shall remain subject to all audit and payment obligations under this Agreement).  “Subsidiary” means a majority owned subsidiary of VirnetX whose financial statements are consolidated into VirnetX’s financial statements.

17.

Applicable Law

This Agreement shall be governed by and construed under the laws of the State of California, without regard to its laws relating to conflict or choice of laws.

18.

Interpretation

The captions and headings used in this Agreement are solely for the convenience of the parties, and shall not be used in the interpretation of the text of this Agreement.  Each party has read and agreed to the specific language of this Agreement; therefore no conflict, ambiguity, or doubtful interpretation shall be construed against the drafter.

19.

Disputes

Any controversy, claim or dispute (“Dispute”) arising out of or relating to this Agreement shall be resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect.  Before commencing any such arbitration, the parties agree to enter into negotiations to resolve the Dispute.  If the parties are unable to resolve the Dispute by good faith negotiation, either party may refer the matter to arbitration.  The arbitration shall take place in the County of San Diego, State of California if initiated by Customer and in the City of San Francisco, State of California if initiated by SAIC.  The arbitrator(s) shall be bound to follow the provisions of this Agreement in resolving the dispute, and may not award any damages, which are excluded by this Agreement.  The decision of the arbitrator(s) shall be final and binding on the parties, and any award of the arbitrator(s) may be entered or enforced in any court of competent jurisdiction.  Any request for arbitration of a claim by either party against the other relating to this Agreement must be filed no later than one year after the date on which SAIC concludes performance under this Agreement.

20.

Force Majeure

Neither party shall be liable for any failure of or delay in performance of its obligations (except for payment obligations) under this Agreement to the extent such failure or delay is due to acts of God, acts of a public enemy, fires, floods, power outages, wars, civil disturbances, sabotage, terrorism, accidents, insurrections, blockades, embargoes, storms, explosions, labor disputes (whether or not the employees’ demands are reasonable and/or within the party’s power to satisfy), failure of common carriers, Internet Service Provides, or other communication devices, acts of cyber criminals, terrorists or other criminals, acts of any governmental body (whether civil or military, foreign or domestic), failure or delay of third parties or governmental bodies from whom a party is obtaining or must obtain approvals, authorizations, licenses, franchises or permits, inability to obtain labor, materials, power, equipment, or transportation, or other circumstances beyond its reasonable control (collectively referred to herein as “Force Majeure Occurrences”).  Any such delays shall not be a breach of or failure to perform this Agreement or any part thereof and the date on which the obligations hereunder are due to be fulfilled shall be extended for a period equal to the time lost as a result of such delays.  Neither party shall be liable to the other for any liability claims, damages or other loss caused by or resulting from a Force Majeure Occurrence.

21.

Multiple Copies or Counterparts of Agreement

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement shall not be effective until the execution and delivery between each of the parties of at least one set of the counterparts.

22.

Notices

All notices or other written communication required or permitted to be given under any provision of this Agreement shall be deemed to have been given by the notifying party if mailed by certified mail, return receipt requested, to the receiving party addressed to the mailing address set forth in the first paragraph of this Agreement, or such other address as the parties may designate in writing to the other parties.  Additionally, notices sent by any other means (i.e., facsimile, overnight delivery, courier, etc.) may be acceptable subject to written confirmation of both the transmission and receipt of the notice.

23.

Relationship of Parties

SAIC is an independent contractor in all respects with regard to this Agreement.  Nothing contained in this Agreement shall be deemed or construed to create a partnership, joint venture, agency, or other relationship other than that of contractor and customer.

24.

Third Party Beneficiaries

This Agreement does not create, and shall not be construed as creating, any rights or interests enforceable by any person not a party to this Agreement.

25.

Waiver or Modification

This Agreement may be modified, or part or parts hereof waived, only by an instrument in writing specifically referencing this Agreement and signed by an authorized representative of the party against whom enforcement of the purported modification or waiver is sought.

26.

Non-solicitation Provision

Each Party agrees that it will not solicit for employment, directly or indirectly, the personnel of the other Party assigned to carry out such Party’s obligations under this Agreement, at any time during the Term of the Agreement and for one (1) year thereafter.  This provision shall not, however, preclude either Party from discussing employment with or offering employment to an employee of the other Party when discussions or negotiations leading to such an offer have been initiated by advertising in publications of general circulation, posting vacancy announcements, or conducting job fairs which may lead to contacts or employment between that Party and employees of the other Party.

27.

Entire Agreement

This Agreement, including any and all Exhibits attached hereto, which are hereby incorporated by reference, constitutes the entire agreement and understanding between the parties and supersedes and replaces any and all prior or contemporaneous proposals, agreements, understandings, commitments or representations of any kind, whether written or oral, relating to the subject matter hereof or the Services or Deliverables to be provided hereunder.

28.

Survival

The provisions of sections 4, 6, 7, 9, 10 and 11 through 28 shall survive the termination or expiration of this Agreement.

Exhibit A

Statement of Work
Phase I

Description of Services:

SAIC will perform the following tasks:

1.

Collaborate with the Customer staff to develop functional design requirements for beta software that provides encrypted connections between two Unified Communication Clients packages with instant message client software, voice over internet protocol, and real time streaming video packages provided by the Customer at the start of the task utilizing the Session Initiation Protocol (SIP) extended by .scom technology.  The customer will provide proxy server source code or object code to SAIC for development prior to the start of design by SAIC.  It is anticipated that SAIC will provide the instant secure connect controllers, name server, and certificate authority server design for the Customer’s development of the mutually agreed functional system as described in the Statement of Work.

2.

Conduct a feasibility design for the beta software.

3.

Provide a recommended software development plan report for the Customer’s development of the beta software.

4.

Provide a statement of work for SAIC consulting support to the Customer’s development of the beta software.

Anticipated Period of Performance: Fifty Six (56) days after Customer provides SAIC with two (2) instant message client software packages.

Deliverable Items:

Task No.	Deliverable
1	Beta Requirements Report
2	Feasibility Design Report
3	Recommended Software Development Plan Report
4	Statement of Work

Each deliverable shall be in SAIC format.

Acceptance Criteria:

Submission of the reports by SAIC to Customer constitutes conclusive acceptance, and SAIC shall be entitled to payment in accordance with the payment schedule (Exhibit B).

Exhibit B

Hourly Rates (by labor category):

LABOR CATEGORY	RATE
Program Manager	[***]
Sr. System Architect	[***]
Sr. Software Engineer	[***]
Software Engineer	[***]
Project Control	[***]

These rates are valid through 1 March 2006 and are subject to negotiation after this date.

Estimated Number of Hours (by labor category):

LABOR CATEGORY	HOURS
Program Manager	116
Sr. System Architect	45
Sr. Software Engineer	202
Software Engineer	86
Project Control	8
457

Estimated Material, Travel and Other Costs and Expenses:

SAIC anticipates $8 in FedEx/Reproduction charges.  No Material or Travel expenses are anticipated at this time.  However, should it be necessary for SAIC to incur these costs, or additional FedEx/Reproduction charges, they will be invoiced at actual cost plus the Administrative Charge.

Administrative Charges to be applied to Material, Travel and Other Expenses:

An Administrative Charge of twelve (12%) percent will be applied to the actual cost for Material, Travel and Other Costs and Expenses.

Estimated Price: One Hundred Thousand Dollars ($100,000) US.

Customer shall deposit the sum of $100,000.00 with SAIC prior to SAIC providing services under this Agreement to secure payment for Services rendered.  The deposit will be credited against fees earned, costs and expenses incurred and administrative charges all as provided for under this Agreement.  In the event that upon completion of the Services or earlier termination of this Agreement any amount of the deposit remains unused, SAIC shall promptly refund to Customer any such amount.  The estimated number of hours by labor category, estimated costs and expenses, and the Estimated Price are estimates only and may vary.  SAIC, in its discretion, may use a greater or lesser number of hours in any labor category, and may incur a greater or lesser amount of costs and expenses, but may not charge more than the total Estimated Price for all labor unless Customer agrees in writing.

Exhibit C

NON DISCLOSURE AGREEMENT

NON-DISCLOSURE AGREEMENT

This is an Agreement, effective August 10, 2005, between Science Applications International Corporation (hereinafter referred to as “SAIC”) and VirnetX Inc. (hereinafter referred to as “Customer”).  It is recognized that it may be necessary or desirable to exchange information between SAIC and Customer in regards to developing functional design requirements for beta software that provides encrypted connections between two unified communication client software packages and one proxy server package.  In addition, the Parties anticipate sharing proprietary information as necessary to perform under the Patent License and Assignment Agreement (the “Programs”).

It may be necessary for either Party to provide proprietary information to the other.  With respect to such information, the Parties agree as follows:

(1)

“Proprietary Information” shall include, but not be limited to, performance, sales, financial, contractual and special marketing information, ideas, technical data and concepts originated by the disclosing Party, not previously published or otherwise disclosed to the general public, not previously available without restriction to the receiving Party or others, nor normally furnished to others without compensation, and which the disclosing Party desires to protect against unrestricted disclosure or competitive use, and which is furnished pursuant to this Non-Disclosure Agreement and appropriately identified as being proprietary when furnished.

(2)

In order for proprietary information disclosed by one Party to the other to be protected in accordance with this Non-Disclosure Agreement, it must be: (a) in writing; (b) clearly identified as proprietary information at the time of its disclosure by each page thereof being marked with an appropriate legend indicating that the information is deemed proprietary by the disclosing Party; and (c) delivered by letter of transmittal to the individual designated in Paragraph 3 below, or his designee.  Where the proprietary information has not been or cannot be reduced to written form at the time of disclosure and such disclosure is made orally and with prior assertion of proprietary rights therein, such orally disclosed proprietary information shall only be protected in accordance with this Non-Disclosure Agreement provided that complete written summaries of all proprietary aspects of any such oral disclosures shall have been delivered to the individual identified in Paragraph 3 below, within 20 calendar days of said oral disclosures.  Neither Party shall identify information as proprietary which is not in good faith believed to be confidential, privileged, a trade secret, or otherwise entitled to such markings or proprietary claims.

(3)

In order for either Party’s proprietary information to be protected as described herein, it must be submitted in written form as set forth in Paragraph (2) above to the individuals identified below:

Science Applications International Corporation		VirnetX Inc.

Name:	Gary Bowen	Name:	Kendall Larsen
Title:	Program Manager	Title:	President

Address:	4001 N. Fairfax Dr. Suite 850 Arlington, VA 22203	Address:	157 Provincetown Ct. Aptos, CA 95003

Telephone:	703-816-4878	Telephone:	831-685-0117
FAX No:	703-816-5958	FAX No:	831-685-0117

(4)

Each Party covenants and agrees that it will, notwithstanding that this Non-Disclosure Agreement may have terminated or expired, keep in confidence, and prevent the disclosure to any person or persons outside its organization or to any unauthorized person or persons, any and all information which is received from the other under this Non-Disclosure Agreement and has been protected in accordance with paragraphs 2 and 3 hereof; provided however, that a receiving Party shall not be liable for disclosure of any such information if the same:

A.

Was in the public domain at the time it was disclosed, or

B.

Becomes part of the public domain without breach of this Agreement, or

C.

Is disclosed with the written approval of the other Party, or

D.

Is disclosed after 3 years from receipt of the information, or

E.

Was independently developed by the receiving Party, or

F.

Is or was disclosed by the disclosing Party to a third Party without restriction, or

G.

Is disclosed pursuant to the provisions of a court order.

As between the Parties hereto, the provisions of this Paragraph 4 shall supersede the provisions of any inconsistent legend that may be affixed to said data by the disclosing Party, and the inconsistent provisions of any such legend shall be without any force or effect.

Any protected information provided by one Party to the other shall be used only in furtherance of the purposes described in this Agreement, and shall be, upon request at any time, returned to the disclosing Party.  If either Party loses or makes unauthorized disclosure of the other Party’s protected information, it shall notify such other Party immediately and take all steps reasonable and necessary to retrieve the lost or improperly disclosed information.

(5)

The standard of care for protecting Proprietary Information imposed on the Party receiving such information, will be that degree of care the receiving Party uses to prevent disclosure, publication or dissemination of its own proprietary information.

(6)

Neither Party shall be liable for the inadvertent or accidental disclosure of Proprietary Information if such disclosure occurs despite the exercise of the same degree of care as such Party normally takes to preserve its own such data or information.

(7)

In providing any information hereunder, each disclosing Party makes no representations, either express or implied, as to the information’s adequacy, sufficiency, or freedom from defect of any kind, including freedom from any patent infringement that may result from the use of such information, nor shall either Party incur any liability or obligation whatsoever by reason of such information, except as provided under Paragraph 4, hereof.

(8)

Notwithstanding the termination or expiration of any Professional Services Agreement executed in conjunction with this Agreement, the obligations of the Parties with respect to proprietary information shall continue to be governed by this Non-Disclosure Agreement.

(9)

This Non-Disclosure Agreement contains the entire agreement relative to the protection of information to be exchanged hereunder, and supersedes all prior or contemporaneous oral or written understandings and agreements regarding this issue.  This Non-Disclosure Agreement shall not be modified or amended, except in a written instrument executed by the Parties.

(10)

Nothing contained in this Non-Disclosure Agreement shall, by express grant, implication, estoppel or otherwise, create in either Party any right, title, interest, or license in or to the inventions, patents, technical data, computer software, or software documentation of the other Party.

(11)

Nothing contained in this Non-Disclosure Agreement shall grant to either Party the right to make commitments of any kind for or on behalf of any other Party without the prior written consent of that other Party.

(12)

The effective date of this Non-Disclosure Agreement shall be the date stipulated at the beginning of this Agreement.  This Agreement shall expire three (3) years from the effective date unless extended in writing by both parties or terminated sooner by a Party giving thirty (30) days written notice to the other party.

(13)

This Non-Disclosure Agreement shall be governed and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the Parties represent and warrant that this Agreement is executed by duly authorized representatives of each Party as set forth below on the date first stated above.

Science Applications International Corporation		VirnetX Inc.

Signature:	/s/ Sean M. Goodwin	Signature:	/s/ Kendall Larsen
Name:	Sean M. Goodwin	Name:	Kendall Larsen
Title:	Contracts Manager	Title:	President

Address:	1710 SAIC Drive MS T1-11-3 McLean, VA 22102	Address:	157 Provincetown Ct. Aptos, CA, 95003

Telephone:	(703) 676-8015	Telephone:	831-685-0117

FAX No.:	(703) 676-8320	FAX No.:	831-685-0117